Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

MADARA AI & FRONTIER TECHNOLOGIES FUND

This Certificate of Trust of Madara AI & Frontier Technologies Fund (the “Trust”), a statutory trust, executed by the undersigned sole initial trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), sets forth the following:

FIRST:	The name of the statutory trust formed hereby is: Madara AI & Frontier Technologies Fund.
SECOND:

As required by Sections 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust for service of process is: Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Delaware 19901.

THIRD:

Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has executed this Certificate of Trust in accordance with the Act, as of this 9th day of October, 2026.

By: /s/ Robert E. Ghenchev

Name: Robert E. Ghenchev

Title: Sole Initial Trustee